Exhibit 99.1

Equinix Files 8-K Notification and Comments on Recent Events

REDWOOD CITY, Calif. – March 25, 2024 – Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure company®, today filed an 8-K and announced that the Audit Committee of the company’s Board of Directors has commenced an independent investigation to review the matters referenced in a recent short seller report. Shortly after the release of the report, the company received a subpoena from the U.S. Attorney’s Office for the Northern District of California. Receipt of these types of inquiries is not unusual in these circumstances, and Equinix intends to fully cooperate in this matter. The company does not expect to comment further on such matters until appropriate to do so.

In a statement, the company said, “We take seriously our obligations of transparency and accuracy in our financial reporting. We believe we have earned the trust of our investors - and all our stakeholders - by reliably delivering on our commitments with integrity and meeting the requirements of our customers, as we have demonstrated throughout our 25-year history.”

The company added, “We remain confident that our distinctive advantages create significant long-term opportunity for Equinix and continue to see our differentiated value proposition as highly relevant to our more than 10,000 customers as they pursue their digital transformation agendas and deploy distributed, hybrid and multicloud infrastructure as the preferred architecture of choice.”

About Equinix

Equinix (Nasdaq: EQIX) is the world’s digital infrastructure company®. Digital leaders harness Equinix’s trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements.  In addition, see recent and upcoming Equinix periodic, quarterly, and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix Media Relations	Equinix Investor Relations
press@equinix.com	invest@equinix.com

###